Exhibit 10.20
EXECUTION VERSION

EMPLOYEE BENEFITS MATTERS AGREEMENT
This EMPLOYEE BENEFITS MATTERS AGREEMENT (this “Agreement”) is made as of November 13, 2018 (the “Effective Date”), by and among General Electric Company, a New York corporation (“GE”), Baker Hughes, a GE company, a Delaware corporation (“BHGE”), and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“BHGELLC”). GE, BHGE and BHGE LLC may be individually referred to herein as a “Party” or collectively as the “Parties”.
WHEREAS, the Transaction Agreement and Plan of Merger dated as of October 30, 2016, was entered into among GE, Baker Hughes Incorporated, Bear MergerSub, Inc., and Bear Newco, Inc. (the “Transaction Agreement”);
WHEREAS, the Parties have simultaneously entered into the Master Agreement, dated as of November 13, 2018 (the “Master Agreement”); and
WHEREAS, in connection with the transactions contemplated in the Master Agreement the Parties desire to enter into this Agreement on the terms and conditions set forth herein as well as certain other agreements being entered into substantially contemporaneously herewith.
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereto agree as follows effective as of the Effective Date:
ARTICLE I
DEFINITIONS
1.1     Capitalized Terms Not Defined in This Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Transaction Agreement.
1.2     Terms Defined in this Agreement. The following terms shall have the meanings set forth below:
(a)     “Actuary” means (i) in the US, an enrolled actuary; or (ii) in the UK, a fellow of the Institute and Faculty of Actuaries.
(b)    “Alstom Pension Plan” means the registered pension scheme known as the Alstom Pension Scheme established by a Definitive Trust Deed dated July 22, 1998 and currently governed by a consolidated trust deed and rules dated May 5, 2010.
(c)    “BHGE Employee” means a current or former employee of any of the BHGE Entities.
(d)    “BHGE Entities” means BHGE, BHGE LLC and their Subsidiaries.
(e)    “BHGE O&G Entities” means, GE Oil and Gas (UK) Ltd (Gold ID IF1222), Druck Limited (IS0093), DI UK Limited (DRS431), PII Limited (PS0077), Sondex Wireline Limited

EXECUTION VERSION

(IF1353), GE Oil& Gas Pressure Control Ltd (IF1833) and Nuovo Pignone International S.r.l.(IF1029).
(f)    “BHGE Indemnitees” means, collectively, the BHGE Entities and their respective directors, officers, shareholders, trustees and employees and their heirs, successors and permitted assigns (but for the avoidance of doubt, not in their capacity as a plan participant, including under any GE Benefit Plan).
(g)    “BHGE UK Plan” means the Baker Hughes UK Pension Plan, a registered pension scheme for the purposes of Chapter 2 of Part 4 of the United Kingdom Finance Act 2004, which is governed by a Third Definitive Trust Deed dated July 6, 2012 and the rules attached thereto or such other registered pension scheme as may be newly established by BHGE or its Affiliate which is nominated by BHGE in writing to GE on or before December 31, 2018 as the BHGE UK Plan for the purposes of this Agreement.
(h)    “Closing” means closing of the transactions contemplated in the Transaction Agreement.
(i)    “Code” means the United States Internal Revenue Code of 1986, as amended.
(j)    “Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.
(k)    “Dutch Pension Plan” means the 2017 execution agreement (uitvoeringsovereenkomst) made with Stichting Pensioenfonds General Electric Nederland.
(l)    “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
(m)    “Exit Date” means the date on which the BHGE Entities cease to participate in the GE UK Pension Plan, or if later the date on which the BHGE Entities trigger a debt payable by the BHGE Entities to the trustees of the GE UK Pension Plan under section 75 of the Pensions Act 1995 (currently estimated to be April 30, 2019), or such other date as the Parties to this Agreement may mutually agree.
(n)    “Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.
(o)    “Former O&G Entities” means GE Inspection Technologies Limited (I10356), Pignone Engineering (I00T30), Sondex Wireline Aberdeen Limited (IF1354), Druck Holdings (IS0084) and GE Thermometrics (UK) Limited (IS0014).
(p)    “GE Benefit Plans” means the Alstom Pension Plan, the Dutch Pension Plan, the GE Long-Term Incentive Plans, the GE Post-Termination H&W Benefits Programs, the GE Retirement Savings Plan, the GE Supplementary Pension Plan, the GE UK Pension Plan, and the GE US Pension Plan.

EXECUTION VERSION

(q)    “GE Entities” means GE and its Affiliates other than the BHGE Entities.
(r)    “GE Indemnitees” means, collectively, the GE Entities and their respective directors, officers, shareholders, trustees and employees and their heirs, successors and permitted assigns (but for the avoidance of doubt, not in their capacity as a plan participant, including under any GE Benefit Plan).
(s)    “GE Long-Term Incentive Plans” means the GE 2007 Long-Term Incentive Plan and any other long-term incentive compensation plans of any of the GE Entities under which long-term incentive compensation awards, such as stock options, restricted stock awards, performance unit awards and stock appreciation rights awards, have been granted to BHGE Employees.
(t)    “GE Post-Termination H&W Benefits Programs” has the meaning specified in Article V.
(u)     “GE Retirement Savings Plan” means the defined contribution pension plan by such name that is subject to ERISA, funded in part by the GE Retirement Savings Trust and sponsored by GE for the benefit of GE employees and employees of its participating Affiliates.
(v)    “GE Supplementary Pension Plan” means the unfunded, nonqualified deferred compensation plan by such name that is maintained for the benefit of certain current and former executives of GE and its Affiliates. The GE Supplementary Pension Plan includes two components, known as “Supplementary Pension Annuity Benefits” and “Executive Retirement Installment Benefits”.
(w)    “GE UK Pension Plan” has the meaning specified in Section 2.1.
(x)    “GE UK Pension Plan Transfer Payment” means an amount equal to (1) the GE UK Pension Plan Transfer Value Amount, as finally determined pursuant to Section 2.3, as adjusted in line with the Timing Adjustment from the Exit Date until the day before payment is made in accordance with Section 2.3, minus (2) the amount of the initial transfer paid under Section 2.2 adjusted in line with the Timing Adjustment from the respective date each element of the initial transfer was paid in accordance with Section 2.2 until the day before payment of the GE UK Pension Plan Transfer Payment is made in accordance with Section 2.3.
(y)    “GE UK Pension Plan Transfer Value Amount” means either (1) the amount determined in accordance with Appendix 1, using member data and market conditions at the Exit Date or (2) the present value of the Transferred Liabilities, as determined using the same underlying methodology for deriving the assumptions used in the actuarial valuation of the GE UK Pension Plan carried out by the Actuary to the GE UK Pension Plan as of March 31, 2018 as set out in the Statement of Funding Principles for the GE UK Pension Plan for the purposes of the Pensions Act 2004 but with the mortality base table assumption using multipliers of 92% rather than the multipliers used in the March 31, 2018 actuarial valuation and including the GMP equalization adjustment (being amount C in Appendix 1), using member data and market conditions at the Exit Date, whichever of (1) or (2) is a larger liability figure.

EXECUTION VERSION

(z)    “GE US Pension Plan” means the GE Pension Plan, the defined benefit pension plan by such name that is subject to ERISA, funded in part by the General Electric Pension Trust (Plan Number 001) and sponsored by GE for the benefit of GE employees and employees of its participating Affiliates.
(aa)    “Liabilities” of any Person means, as of any given time, any and all indebtedness, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability).
(bb)    “Losses” means, with respect to any BHGE Indemnitee or GE Indemnitee, any and all losses, Liabilities, Taxes, claims, obligations, judgments, fines, settlement payments, awards or damages of any kind actually suffered or incurred by such BHGE Indemnitee or GE Indemnitee (together with all reasonably incurred cash disbursements, costs and expenses, costs of investigation, defense and appeal and reasonable attorneys’ fees and expenses), whether or not involving a third-party claim. Without limiting the generality of the foregoing, covered Losses include (without limitation) all fees incurred by the indemnified party to defend, resolve, and/or settle claims, litigation and other proceedings, and all associated taxes, interest, and penalties.
(cc)    “Pensions Act 1995” means the United Kingdom Pensions Act of 1995.
(dd)    “Pensions Act 2004” means the United Kingdom Pensions Act 2004.
(ee)    “Pensions Regulator” means the corporate body established under Part 1 of the Pensions Act 2004.
(ff)     “Termination Date” means the first date on which the GE Entities cease to beneficially own equity interests representing at least fifty percent (50%) of the voting power of BHGE.
(gg)    “Timing Adjustment” means the adjustment mechanism over a period of time as set out in Appendix 1.
(hh)    “Transaction Agreement” has the meaning specified in the recitals.
(ii)    “Transferred Liabilities” means all retirement, death and lump sum benefits as described in the Benefit Rules of the GE UK Pension Plan to or in respect of GE UK Pension Plan participants who are employees of BHGE O&G Entities as at the Exit Date, or whose employer at the time they ceased to be a participant in the GE UK Pension Plan was a BHGE O&G Entity or a Former O&G Entity.
ARTICLE II
GE UK PENSION PLAN, ALSTOM PENSION PLAN AND NETHERLANDS PENSION SCHEME
2.1     General.

EXECUTION VERSION

(a)    This Article II sets forth the agreements of the Parties with respect to the GE Pension Plan, which is governed by the Constitutional Rules and Benefit Rules dated December 8, 2016 between GE Pension Trustees Limited and GEH Holdings (the “GE UK Pension Plan”).
(b)    BHGE and GE shall ensure that the steps to be taken in accordance with this Article II and the events contemplated by this Article II shall take place at the same time in relation to each of the BHGE Entities.
2.2     Initial Transfer.
(a)    On or as soon as practicable after the Exit Date, GE shall transfer or cause to be transferred to the BHGE Plan an amount in money or money’s worth equal to such amount as the GE Actuary reasonably estimates to be 80% of the GE UK Pension Plan Transfer Value Amount, as determined using the assumptions set out in Appendix 1 and using member data that is at least as recent as March 31, 2017 and market conditions at least as recent as December 31, 2017.
(b)    In the event that the GE UK Pension Plan holds illiquid investments or investments which require third party consents such that GE is unable to transfer those assets in accordance with Section 2.2(a) above on the Exit Date (the “Excluded Assets”), GE shall transfer those assets which are available to transfer on or as soon as practicable after the Exit Date and shall transfer the Excluded Assets as soon as such assets become available for transfer together with any dividends, interest or other return on such Excluded Asset between the Exit Date and the date the relevant Excluded Asset is transferred to the BHGE Plan in accordance with this Section. GE shall provide BHGE with a list of Excluded Assets no later than two days prior to the Exit Date.
(c)    At the same time as or prior to making the transfer under Section 2.2(a), GE shall procure that the trustee of the GE UK Pension Plan shall enter into a contractual commitment to the trustee of the BHGE Plan under which the trustee of the GE UK Pension Plan agrees to pay the GE UK Pension Plan Transfer Payment in accordance with Section 2.4(a) below.
2.3     Determination of GE UK Pension Plan Transfer Value Amount.
(a)    GE shall take such actions as are necessary to ensure that, as soon as practicable after the Exit Date, the GE Actuary makes its determination concerning the amount of the GE UK Pension Plan Transfer Value Amount (the “GE Determination”).
(b)    No later than six months after the Exit Date, GE shall notify BHGE of the GE Determination and, subject to compliance with data protection or other legislation, provide, or cause to be provided, to BHGE such data as BHGE shall reasonably require in order for the BHGE Actuary to carry out its own determination of the amount of the GE UK Pension Plan Transfer Value Amount.
(c)    In the event that BHGE disputes the GE Determination, BHGE must notify GE of its objection within 60 calendar days following GE’s delivery of the GE Determination. Any notice of objection from BHGE must be in writing and specify in reasonable detail the nature of any objection.

EXECUTION VERSION

(d)    In the event that BHGE does not notify GE of any objection within the period referred to in Section 2.3(c) above, the GE Determination shall become final and binding on the Parties.
(e)    In the event that BHGE serves a notice of objection in accordance with Section 2.3(c) above, the GE Actuary and the BHGE Actuary will discuss any objection specified in the notice in good faith and seek to reach an agreement during the 20 calendar day period following GE’s receipt of such notice of objection. If the GE Actuary and the BHGE Actuary reach agreement within such 20 calendar day period, such agreed upon determination of the GE UK Pension Plan Transfer Value Amount shall be final and binding on the Parties. If the GE Actuary and the BHGE Actuary are unable to reach an agreement within such 20 calendar day period, the Parties shall jointly select and appoint a third Actuary (the “Independent Actuary”) within 14 calendar days following such 20 calendar day period.
(f)    In the event that an Independent Actuary is appointed pursuant to Section 2.3(e) above, the Independent Actuary shall be instructed to determine the amount of the GE UK Pension Plan Transfer Value Amount within 20 calendar days after the appointment of the Independent Actuary. The Independent Actuary shall act as an expert and not an arbitrator and its determination of the GE UK Pension Plan Transferred Liabilities shall be final and binding on the Parties. The costs of the Independent Actuary will be borne by GE and BHGE in equal amounts.
2.4     Final Transfer.
(a)    GE shall take such actions as are necessary to ensure that, no later than seven calendar days after the amount of the GE UK Pension Plan Transfer Value Amount has been finally determined pursuant to Section 2.3 above (or such later date as the Parties may agree, provided that such date shall not be later than twelve months after the Exit Date), an amount equal to the GE UK Pension Plan Transfer Payment shall be transferred to a BHGE Entity or the BHGE Plan (such BHGE Entity as directed by BHGE) in money or money’s worth.
(b)    To the extent that the payment under Section 2.4(a) is made by the GE UK Pension Plan trustee, it shall be made to the BHGE UK Plan and BHGE shall ensure that the trustee of the BHGE UK Plan accepts that payment.
(c)    To the extent that the payment under Section 2.4(a) is made by GE to a BHGE Entity, BHGE shall ensure that the receiving BHGE Entity pays the amount received as a contribution into the BHGE UK Plan and the amount payable by GE shall be reduced to reflect the tax relief to be obtained by that BHGE Entity with respect to that contribution.
2.5     Provision of Benefits.     BHGE shall take such actions as are necessary to ensure that, upon the transfer referred to in Section 2.2(a) above, the trustees of the BHGE UK Plan shall assume responsibility for the provision of the Transferred Liabilities and, other than the liability to pay the GE UK Pension Plan Transfer Payment or as otherwise may be agreed, the trustees of the GE UK Pension Plan shall be discharged from liability for the Transferred Liabilities.
2.6     Co-operation.

EXECUTION VERSION

(a)    The Parties agree to do, and to use their best endeavors to ensure that all relevant third parties (including, without limitation, the trustees of the relevant plans) do, all such things, including, without limitation, the execution of such documentation and the provision of all notifications, communications and filings as may be required to effect the transfers contemplated by this Article II.
(b)    Without prejudice to Section 2.6(a) above and in order to give effect to Section 2.5 above, the Parties may put in place arrangements for the payment of Transferred Liabilities to or in respect of relevant participants between the Exit Date and the date the GE UK Pension Plan Transfer Payment is paid under Section 2.4.
2.7     Relevant Transfer Deduction. The BHGE Entities agree to use their best endeavors to ensure that a relevant transfer deduction (as defined in the UK Occupational Pension Schemes (Employer Debt) Regulations 2005, SI 2005/678) is secured in respect of the Transferred Liabilities and GE UK Pension Plan Transfer Value Amount, including but not limited to giving such notice to the trustees of the GE UK Pension Plan for the purposes of those Regulations as GE may request.
2.8     GE Indemnity. GE will indemnify, defend and hold harmless the BHGE Indemnitees from any and all claims, demands, suits, Losses, Liabilities, penalties, actions and damages suffered, paid or incurred by such BHGE Indemnitees:
(a)    for a BHGE Entity to pay a debt arising under section 75 or section 75A of the Pensions Act 1995 in relation to the GE UK Pension Plan or the Alstom Pension Plan, net of any corporation or other tax relief obtained by the relevant BHGE Indemnitee in relation to the Liability giving rise to the indemnity, if and to the extent that such debt did not arise as a result of either (i) any BHGE Entity causing its participation in the GE UK Pension Plan or the Alstom Pension Plan, as applicable, to cease prior to other entities which are participating in that plan, except where such cessation of participation is in accordance with this Agreement, or (ii) a breach by BHGE of its obligations under this Article II;
(b)    for a BHGE Entity to pay any exit fee in accordance with Article 2.4 of the Dutch Pension Plan or any other Liability in respect of such arrangement, net of any corporation or other tax relief obtained by the relevant BHGE Indemnitee in relation to the Liability giving rise to the indemnity, if and to the extent that such exit fee did not arise as a result of either any BHGE Entity causing its participation in the Dutch Pension Plan to cease prior to other entities which are participating in that plan, except where such cessation of participation is in accordance with this Agreement;
(c)    relating to any investigation by the Pensions Regulator (whether formal or informal) in relation to the GE UK Pension Plan or the Alstom Pension Plan, or any Contribution Notice or Financial Support Direction that may be issued (or proposed to be issued) to any BHGE Indemnitee in relation to the GE UK Pension Plan or the Alstom Pension Plan;
(d)    that may arise from any action taken by any BHGE Indemnitee or the trustees of the BHGE UK Plan to equalize any of the Transferred Liabilities between the sexes in order to comply

EXECUTION VERSION

with applicable law, but excluding any such equalization arising from the calculation of guaranteed minimum pensions;
(e)    relating to the Alstom Pension Plan not specifically addressed in Section 2.8(a) or (c) above other than any liability of a BHGE Entity to pay contributions to that plan with respect to the period prior to the date the BHGE Entity ceases to participate in that plan; and
(f)    relating to the GE UK Pension Plan not specifically addressed in Section 2.8(a), (c) or (d) above, other than:
(i)    if and to the extent that GE complies with its covenants in Section 2.4, the     Transferred Liabilities; and
(ii)    any such claims, demands, suits, Losses, Liabilities, penalties, actions and damages suffered, paid or incurred if and to the extent that they arose as a result of a breach by BHGE of its obligations under this Article II; and
(iii)    any liability of a BHGE Entity to pay contributions to the GE UK Pension Plan with respect to the period prior to the Exit Date.
2.9     BHGELLC Indemnity. BHGELLC will indemnify, defend and hold harmless the GE Indemnitees from any and all claims, demands, suits, Losses, Liabilities, penalties, actions and damages suffered, paid or incurred by the GE Indemnitees as a result of acts or omissions of BHGE or the trustees of the BHGE UK Plan in relation to the Transferred Liabilities following the transfer referred to in Section 2.4 above.
2.10     Cessation of Participation
(a)    The participation of the BHGE Entities in the GE UK Pension Plan shall cease with effect from the Exit Date in accordance with the governing rules of the GE UK Pension Plan.
(b)    The participation of the BHGE Entities in the Dutch Pension Plan shall cease with effect from the exit date as prescribed under the governing provisions of that arrangement and the Parties shall ensure that any notice required to give effect to that exit is given so as to ensure the BHGE Entities cease participation as soon as reasonably practicable after December 31, 2018.
ARTICLE III
GE US PENSION PLAN AND GE RETIREMENT SAVINGS PLAN
3.1     GE US Pension Plan.
(a)    With respect to the GE US Pension Plan, effective as of the close of December 31, 2018, (i) the BHGE Entities shall cease to be participating companies in the GE US Pension Plan (to the extent that any such BHGE Entity was a participating company theretofore) and (ii) no employee of any of the BHGE Entities shall accrue any further benefits under the GE US Pension Plan in connection with his or her employment with any BHGE Entity. For the avoidance of doubt, nothing in this Section 3.1 shall be construed as eliminating any benefits or rights that are vested

EXECUTION VERSION

as of December 31, 2018 and protected under Section 411(d)(6) of the Code. Except to the extent that the GE US Pension Plan provides otherwise, effective January 1, 2019, no employee of a BHGE Entity (regardless of whether such employee has accrued a benefit in the GE US Pension Plan) shall be eligible for any benefits under the GE US Pension Plan available solely to active participants employed by a participating company, including, but not limited to: disability pension, disposition benefits, regular and special supplements and benefits applicable upon layoff, including, without limitation, SERO, PCPO and SSBO (each as described or defined in the GE US Pension Plan).
(b)    Notwithstanding the foregoing, if the Termination Date occurs prior to December 31, 2018, (i) the BHGE Entities shall cease to be participating companies in the GE US Pension Plan effective as of the Termination Date and (ii) current employees of BHGE Entities who, as of the Termination Date, are eligible for disposition treatment thereunder, will be treated as if such employees’ service had been terminated on account of a transfer to a successor employer.
(c)    After December 31, 2018, the BHGE Entities shall have no Liability with respect to the GE US Pension Plan, whether for periods arising before or after such date (other than the obligation to reimburse GE for service charges, determined consistent with past practices and assessed no later than January 31, 2019, with respect to accruals under the GE US Pension Plan for service of the BHGE Employees). For the avoidance of doubt, the BHGE Entities will have no obligation to reimburse GE for any service charges with respect to the GE US Pension Plan that are not assessed by January 31, 2019.
(d)    GE will indemnify, defend and hold harmless the BHGE Indemnitees from any and all claims, demands, suits, Losses, Liabilities, penalties, actions and damages suffered, paid or incurred by such BHGE Indemnitees and arising out of or relating to the GE US Pension Plan (other than the obligation of the BHGE Entities to reimburse GE for service charges, determined consistent with past practices and assessed no later than January 31, 2019, with respect to accruals under the GE US Pension Plan for service of the BHGE Employees).
(e)    Notwithstanding the foregoing, BHGELLC will indemnify, defend and hold harmless the GE Indemnitees from any and all claims, demands, suits, Losses, Liabilities, penalties, actions and damages suffered, paid or incurred by such GE Indemnitees and arising out of or relating to the GE US Pension Plan with respect to (i) claims by BHGE Employees for loss of benefits under such plan for the period of time from January 1, 2019 through the Termination Date that are as a result of the BHGE Entities’ cessation of participation in such plan prior to the Termination Date (and, for the avoidance of doubt, are not as a result of GE’s non-compliance with the terms of the GE US Pension Plan or applicable Law), subject to GE’s compliance with its obligations under Section 8.9, and (ii) any service charges due by BHGE Entities with respect to participation of BHGE Employees in the GE US Pension Plan for service on or prior to December 31, 2018 that are assessed no later than January 31, 2019.
3.2     GE Retirement Savings Plan.
(a)    Effective as of the close of December 31, 2018, (i) the BHGE Entities shall cease to be participating companies in the GE Retirement Savings Plan (to the extent that any such BHGE Entity was a participating company theretofore) and (ii) no employee of any of the BHGE Entities

EXECUTION VERSION

shall be entitled to defer or receive allocations of contributions under the GE Retirement Savings Plan in respect of periods following December 31, 2018.
(b)    Notwithstanding the foregoing, if the Termination Date occurs prior to December 31, 2018, (i) the BHGE Entities shall cease to be participating companies in the GE Retirement Savings Plan effective as of the Termination Date and (ii) current employees of BHGE Entities who, as of the Termination Date, are eligible for disposition treatment thereunder, will be treated as if such employees’ service had been terminated on account of a transfer to a successor employer.
(c)    After December 31, 2018, the BHGE Entities shall have no Liability with respect to the GE Retirement Savings Plan (other than the obligation to reimburse GE for contributions under the GE Retirement Savings Plan, determined consistent with past practices and assessed no later than January 31, 2019, for service of the BHGE Employees). For the avoidance of doubt, the BHGE Entities will have no obligation to reimburse GE for any charges for contributions with respect to the GE Retirement Savings Plan that are not assessed by January 31, 2019.
(d)    GE will indemnify, defend and hold harmless the BHGE Indemnitees from any and all claims, demands, suits, Losses, Liabilities, penalties, actions and damages suffered, paid or incurred by such BHGE Indemnitees and arising out of or relating to the GE Retirement Savings Plan (other than the obligation to reimburse GE for contributions under the GE Retirement Savings Plan for service of the BHGE Employees).
(e)    Notwithstanding the foregoing, BHGELLC will indemnify, defend and hold harmless the GE Indemnitees from any and all claims, demands, suits, Losses, Liabilities, penalties, actions and damages suffered, paid or incurred by such GE Indemnitees and arising out of or relating to the GE Retirement Savings Plan with respect to (i) claims by BHGE Employees for loss of benefits under such plan for the period of time from January 1, 2019 through the Termination Date that are as a result of the BHGE Entities’ cessation of participation in such plan prior to the Termination Date (and, for the avoidance of doubt, are not as a result of GE’s non-compliance with the terms of the GE Retirement Savings Plan or applicable Law), subject to GE’s compliance with its obligations under Section 8.9, and (ii) any contributions due by BHGE Entities with respect to participation of BHGE Employees in the GE Retirement Savings Plan for service on or prior to December 31, 2018 that is assessed no later than January 31, 2019.
ARTICLE IV
GE SUPPLEMENTARY PENSION PLAN
(a)    Effective as of the close of December 31, 2018, the BHGE Entities shall cease to be participating companies in the GE Supplementary Pension Plan (to the extent that any such BHGE Entity was a participating company theretofore). No BHGE Employee shall be eligible to receive a benefit under the GE Supplementary Pension Plan unless such employee has satisfied all of the vesting requirements to receive a benefit under the GE Supplementary Pension Plan prior to the close of December 31, 2018.
(b)    Other than with respect to BHGE Employees who are, as of December 31, 2018, both (i) either (x) under the age of 60 or (y) over the age of 60 but do not have 5 years of service

EXECUTION VERSION

credit, and (ii) current employees of the BHGE Entities, GE shall take such actions as are necessary to assume, retain, and satisfy the Liabilities attributable to BHGE Employees relating to the GE Supplementary Pension Plan, and all such Liabilities shall be exclusively Liabilities of GE.
(c)    GE shall pay to BHGELLC an amount representing the amount that BHGELLC paid to GE for the period of July 1, 2017 through December 31, 2018 for costs related to the GE Supplementary Pension Plan, less actual service costs for employees of BHGE Entities who were participating in the GE Supplementary Pension Plan during that same time period. The net payment amount shall be $26 million, which GE shall pay to BHGELLC in a single lump-sum cash payment no later than January 2, 2019.
(d)    GE will indemnify, defend and hold harmless the BHGE Indemnitees from any and all claims, demands, suits, Losses, Liabilities, penalties, actions and damages suffered, paid or incurred by such BHGE Indemnitees and arising out of or relating to the GE Supplementary Pension Plan other than Losses for which BHGELLC is obligated to indemnify GE Indemnitees pursuant to paragraph (e) of this Article IV.
(e)    BHGELLC will indemnify, defend and hold harmless the GE Indemnitees from any and all claims, demands, suits, Losses, Liabilities, penalties, actions and damages suffered, paid or incurred by such GE Indemnitees and arising out of or relating to claims for GE Supplementary Pension Plan benefits made by persons who are, as of December 31, 2018, both (i) either (x) under the age of 60 or (y) over the age of 60 but do not have 5 years of service credit and (ii) current employees of the BHGE Entities (except to the extent that such Losses resulted from the delivery by a GE Entity to a BHGE Entity of incorrect information or a failure by a GE Entity to timely deliver correct information to a BHGE Entity).
ARTICLE V
GE POST-TERMINATION HEALTH AND WELFARE BENEFITS
(a)    The BHGE Entities shall have no Liability with respect to post-termination of employment or service health or other welfare benefits arising under a plan maintained or sponsored by a GE Entity (“GE Post-Termination H&W Benefits Programs”) after December 31, 2018 and such Liabilities shall be exclusively GE Liabilities. GE shall have no Liability to provide post-termination of employment or service health or other welfare benefits for any BHGE Employee (or any of their dependents or beneficiaries), unless he or she has retired directly from GE or a participating company in the applicable GE Post-Termination H&W Benefits Programs, and satisfied all of the other requirements to receive a benefit under the applicable GE Post-Termination H&W Benefits Programs, in each case prior to the close of December 31, 2018.
(b)    If the Termination Date occurs prior to December 31, 2018, (i) the BHGE Entities shall cease to be participating companies in the GE Post-Termination H&W Benefits Programs effective as of the Termination Date (other than medical benefits under the GE Post-Termination H&W Benefits Programs, with respect to which BHGE Entities shall cease to be participating companies as of December 31, 2018) and (ii) current employees of BHGE Entities who, as of the Termination Date, are eligible for disposition treatment thereunder, will be treated as if such employees’ service had been terminated on account of a transfer to a successor employer.

EXECUTION VERSION

(c)    GE will indemnify, defend and hold harmless the BHGE Indemnitees from any and all claims, demands, suits, Losses, Liabilities, penalties, actions and damages suffered, paid or incurred by such BHGE Indemnitees and arising out of or relating to the post-termination of employment or service health or other welfare benefit Liabilities retained by GE under paragraph (a) of this Article V.
(d)    BHGELLC will indemnify, defend and hold harmless the GE Indemnitees from any and all claims, demands, suits, Losses, Liabilities, penalties, actions and damages suffered, paid or incurred by such GE Indemnitees and arising out of or relating to claims against GE Indemnitees by BHGE Employees relating to differences in post-termination of employment or service health or other welfare benefits provided by a GE Entity under a GE Post-Termination H&W Benefits Program on December 31, 2018 and post-termination of employment or service health or other welfare benefits provided by a BHGE Entity (except to the extent that such Losses substantially resulted from the delivery by a GE Entity to a BHGE Entity of incorrect information or a failure by a GE Entity to timely deliver correct information to a BHGE Entity).
ARTICLE VI
LONG-TERM INCENTIVE COMPENSATION
Effective immediately prior to the Termination Date, GE shall take such actions as are necessary so that (i) all time-based vesting restrictions applicable to any then outstanding long-term incentive compensation awards (i.e., stock options, RSUs and PSUs) granted under the GE Long-Term Incentive Plans and held by BHGE Employees (and not previously forfeited as of the Termination Date) shall lapse and be deemed satisfied in full on the Termination Date and (ii) any time-based outstanding stock options and stock appreciation rights awards granted under the GE Long-Term Incentive Plans and held by BHGE Employees as of the Termination Date shall have an exercisability period that ends on the earlier of (x) five (5) years from the Termination Date and (y) the original award period under the applicable award agreement. For the avoidance of doubt, any performance-based vesting conditions shall continue to operate in accordance with the GE Long-Term Incentive Plans and the award agreements thereunder. Effective immediately prior to the Termination Date, GE shall take such actions as are necessary, if any, so that any provision of any then outstanding long-term incentive compensation awards granted under the GE Long-Term Incentive Plans and held by persons who are then employees of BHGE Entities (and not previously forfeited as of the Termination Date) requiring that a person be employed with GE or its Affiliates on a payment date will be waived.
ARTICLE VII
NOTICES AND DEMANDS
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective parties, delivery by facsimile transmission (providing confirmation of transmission) to the respective parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective parties. Any notice sent by facsimile transmission or electronic mail transmission shall be deemed to have been given and received at the time of confirmation of

EXECUTION VERSION

transmission. Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address, facsimile number or email address for a party as shall be specified in a notice given in accordance with this Article VII:
(a)    if to GE to:
General Electric Company
33-41 Farnsworth Street
Boston, Massachusetts 02210
Attention:    James M. Waterbury
Telephone:    (617) 443-3030
Attention:    Mark Landis
Telephone:    (617) 443-2902
Facsimile:    (203) 286-2181

Email:	jim.waterbury@ge.com mark.landis@ge.com
with a further copy to (which shall not constitute notice):
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069

Attention:	Doreen E. Lilienfeld Gillian Emmett Moldowan
Telephone:    (212) 848-4000
Facsimile:    (646) 848-7171

Email:	dlilienfeld@shearman.com gillian.moldowan@shearman.com
(b)    if to BHGE or BHGELLC, to:

Baker Hughes, a GE Company
17021 Aldine Westfield Road
Houston, Texas 77073
Attention:      William D. Marsh
Telephone:      (713) 879-1257
Facsimile:     (713) 439-8472
Email:      will.marsh@bhge.com

with a further copy (which shall not constitute notice) to:

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Davis Polk & Wardwell LLP
        450 Lexington Avenue
        New York, NY 10017
        Attention:        Arthur F. Golden
                                    George R. Bason, Jr.
                                Michael Davis
        Telephone:       (212) 450-4000
        Facsimile:        (212) 450-5800
        Email:              arthur.golden@davispolk.com
                                george.bason@davispolk.com
                                michael.davis@davispolk.com

ARTICLE VIII
GENERAL PROVISIONS
8.1     Assignment; No Third Party Beneficiaries.
(a)    This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any Party hereto without the prior written consent of the other Parties hereto and any purported assignment without such consent shall be void. Notwithstanding the foregoing, any Party hereto may assign this Agreement or any of its rights or obligations under this Agreement to an Affiliate of such Party upon notice to the non-assigning Parties hereto; provided, however, that no such assignment shall release the assigning Party from any of its obligations or liabilities under this Agreement.
(b)    Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that each BHGE Indemnitee and each GE Indemnitee is intended to be a third-party beneficiary with respect to Sections 2.8, 2.9, 3.1(d), 3.1(e), 3.2(d), 3.2(e), and Articles 4(d), 4(e), 5(c), and 5(d) of this Agreement, may specifically enforce its terms.
(c)    Further, notwithstanding anything herein to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or an amendment to, any GE Benefit Plan.
8.2     Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be

EXECUTION VERSION

invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.
8.3     Governing Law; Jurisdiction; Specific Performance.
(a)    This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York. Each of the Parties hereto consents specifically to the personal and exclusive jurisdiction of any state or federal court having subject matter jurisdiction in the County of New York, State of New York with respect to any dispute arising out of, relating to or in connection with this Agreement or any transactions contemplated by this Agreement and any action for injunctive relief, and irrevocably waive their right to contest venue in any such courts. Each of the Parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Article VII shall be effective service of process for any suit or proceeding in connection with this Agreement or any transactions contemplated by this Agreement.
(b)    The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. In circumstances where the Parties are obligated to consummate or any transactions contemplated by this Agreement and or any transactions contemplated by this Agreement have not been consummated (other than as a result of the other Party’s refusal to close in violation of this Agreement) each of the Parties expressly acknowledges and agrees that the other Party shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other Party, and that such other Party shall be entitled to enforce specifically the breaching Party’s obligation to consummate any transactions contemplated by this Agreement.
8.4     Section 409A. While the tax treatment of any compensatory payments and benefits contemplated under this Agreement is not warranted or guaranteed, it is intended that such payments and benefits shall be exempt from or comply with the application of the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that affects such intent.
8.5     Equity Ownership. The status of any GE Indemnitee as an equity owner of BHGELLC shall be disregarded for purposes of determining whether any of the GE Indemnitees or BHGE Indemnitees have incurred Losses, Liabilities or damages under this Agreement.
8.6     Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and

EXECUTION VERSION

delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
8.7     Interpretations. When a reference is made in this Agreement to an Article, Section, Schedule or Appendix, such reference shall be to an Article, Section, Schedule or Appendix to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any exhibits or other attachments to this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.
8.8     Entire Agreement. This Agreement, constitutes the entire Agreement between the Parties with respect to each matter that is specifically addressed hereunder, and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings with respect to each matter that is specifically addressed hereunder. For the avoidance of doubt, the Transaction Agreement shall survive to the extent that the Transaction Agreement is not expressly superseded by this Agreement or another agreement.
8.9     Legally Required Notices, Reports and Disclosures. GE shall be exclusively responsible for preparing and timely delivering, and shall prepare and timely deliver, all notifications, reports and disclosures required by Law in connection with the GE Benefit Plans, including with respect to the transactions described in this Agreement. All Liabilities relating to failure to timely provide such notifications, reports and disclosures that are fully compliant with Law shall be exclusively GE Liabilities. Prior to sending notifications, reports, or disclosures required by this Section 8.9, GE may provide such notifications, reports, or disclosures to BHGE for approval by BHGE, such approval to not be unnecessary withheld or delayed. Any such approval shall be deemed an acknowledgement by BHGE that such notification, report, or disclosure is in compliance with GE’s obligation under this Section 8.9.

EXECUTION VERSION

8.10     Amendments. This Agreement may be amended by the Parties hereto by an instrument in writing signed on behalf of each of the Parties hereto.
8.11     Waiver. Any failure of any of the Parties to comply with any obligation, representation, warranty, covenant or agreement herein may be waived at any time by any of the Parties entitled to the benefit thereof only by a written instrument signed by each such Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
8.12     Expenses. Except as otherwise specifically provided herein, each Party hereto shall bear its own expenses in connection with this Agreement and any transactions contemplated by this Agreement.
8.13     Authorization and Binding Obligations. Each Party hereto represents to the other Party that (i) it has the power and authority to enter into this Agreement, (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary entity action, (iii) this Agreement has been duly executed and delivered by the signatory so authorized, and (iv) this Agreement including the obligations contained herein constitute the valid and binding obligations of such Party.
[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties hereto have caused this Employee Benefit Matters Agreement to be executed by their duly authorized officers as of the Effective Date.
GENERAL ELECTRIC COMPANY

By:	/s/ James M. Waterbury Name: James M. Waterbury Title: Vice President
BAKER HUGHES, A GE COMPANY

By:	/s/ Lee Whitley Name: Lee Whitley Title: Corporate Secretary
BAKER HUGHES, A GE COMPANY, LLC

By:	/s/ Lee Whitley Name: Lee Whitley Title: Corporate Secretary

Exhibit 10.20

Appendix 1
GE UK Pension Plan Transfer Value Amount
The amount determined for the purposes of item (1) in the definition of GE UK Pension Plan Transfer Value Amount shall be the sum of (A) and (B) below:

(A)	Liability Amount
The present value of the Transferred Liabilities calculated using the assumptions set out in the table below using member data and market conditions as at the Exit Date:

A-1

Exhibit 10.20

Assumption	Derivation
Pre-retirement discount rate
Based on the return seeking strategic asset allocation endorsed at the March 2018 Funding & Investment Committee meeting for the GE UK Pension Plan and the projected returns under the Yield Reversion Willis Towers Watson Investment Model (“WTWIM”) relative to RPI inflation over a 10-year period at a confidence level of 70%. The discount rate is rounded to the nearest 0.05%.
The strategic asset allocation is as follows:
Total return-seeking (66%):
Equities = 29%
Alternatives = 28%
Property = 9%
Total Matching (34%).

Post-retirement discount rate (current pensioners)
A single equivalent gilt yield plus a margin of 0.5% pa, where the single equivalent yield is derived based on the projected cashflows of the current pensioner population and the full gilt yield curve. The discount rate is rounded to the nearest 0.05%.
For this purpose, the gilt curve used is the Willis Towers Watson index-linked gilt yield plus RPI (as defined below).

Post-retirement discount rate (future pensioners)
A single equivalent gilt yield plus a margin of 0.5% pa, where the single equivalent yield is derived based on the projected cashflows of the future pensioner population and the full gilt yield curve. The discount rate is rounded to the nearest 0.05%.
For this purpose, the gilt curve used is the Willis Towers Watson index-linked gilt yield plus RPI (as defined below).

Retail Price Inflation (RPI)	Market implied inflation at a duration consistent with that of the duration of the GE UK Pension Plan population, rounded to the nearest 0.05% pa
Consumer Price Inflation (CPI)	Set equal to RPI less 1% pa
Salary increases	Set equal to RPI
Pension increases
Derived in line with the relevant inflation definition and allowing for the relevant caps and floors using the Black model with an underlying RPI volatility assumption of 2.3% pa and an underlying CPI volatility assumption of 1.9% pa, all rounded to the nearest 0.05% pa

Mortality assumption – base table	92% of SAPS S2 Normal Health base tables for both males and females with CMI 2017 projections from 2007 to 2018 with a long term trend of 1.50% pa
Mortality assumption – future improvements	CMI 2017 projections from 2018, with a 1.50% pa long term trend rate
Cash commutation	20% of pension is assumed to be commuted using GE UK Pension Plan cash commutation factors in force at the Exit Date.
Other assumptions	Derived in line with the GE UK Pension Plan Technical Provision assumptions for the March 31, 2015 actuarial valuation.

(B)	GMP equalization reserve

An amount equal to the higher of:

A-2

Exhibit 10.20

(i)
a proportionate share of the reserve prescribed under the Statement of Funding Principles (in respect of the March 31, 2018 valuation), relating to the potential requirement to equalize some of the Transferred Liabilities for the effect of guaranteed minimum pensions; and

(ii) 1% of the Liability Amount calculated under (A) above.

(C)	GMP equalization adjustment

A proportionate share of the reserve prescribed under the Statement of Funding Principles (in respect of the March 31, 2018 valuation), relating to the potential requirement to equalize some of the Transferred Liabilities for the effect of guaranteed minimum pensions.

Timing Adjustment

Any amount which is to be adjusted between two dates by the Timing Adjustment is to be adjusted in line with the total return achieved on the GE UK Pension Plan assets between those two dates (as calculated by the GE Actuary and verified by the BHGE Actuary having been provided by GE with such data as the BHGE Actuary may reasonably require in order to carry out that verification) or adjusted in such other manner as the Parties may agree.

A-3